CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of Texas Mineral Resources, Corp., on Form S-1 to be filed with the Commission on or about December 26, 2019, of our Report of Independent Registered Public Accounting Firm dated November 26, 2019, relating to the financial statements of Texas Mineral Resources, Corp. for the years ended August 31, 2019 and 2018. We also consent to the reference to us under the heading "Experts" in this registration statement.

/s/ LBB & Associates Ltd., LLP
Houston, Texas
December 26, 2019